Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 13, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2025 NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 31, 2026 was $80.8 million, or $1.60 per share ($1.59 per share on a diluted basis). Net income for the fiscal year ended January 31, 2026 was $209.7 million, or $4.17 per share ($4.14 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 31, 2026 increased 5.3 percent to $399.1 million from net sales of $379.2 million for the prior year 13-week fiscal quarter ended February 1, 2025. Comparable store net sales for the 13-week period ended January 31, 2026 increased 3.9 percent from comparable store net sales for the prior year 13-week period ended February 1, 2025. Online sales increased 6.4 percent to $74.2 million for the 13-week period ended January 31, 2026, compared to net sales of $69.7 million for the 13-week period ended February 1, 2025.

Net sales for the 52-week fiscal year ended January 31, 2026 increased 6.6 percent to $1.298 billion from net sales of $1.218 billion for the 52-week fiscal year ended February 1, 2025. Comparable store net sales for the 52-week period ended January 31, 2026 increased 5.6 percent from comparable store net sales for the prior year 52-week period ended February 1, 2025. Online sales increased 9.8 percent to $217.1 million for the 52-week period ended January 31, 2026, compared to net sales of $197.7 million for the 52-week period ended February 1, 2025.

Net income for the fourth quarter of fiscal 2025 was $80.8 million, or $1.60 per share ($1.59 per share on a diluted basis), compared with $77.2 million, or $1.54 per share ($1.53 per share on a diluted basis) for the fourth quarter of fiscal 2024.

Net income for the fiscal year ended January 31, 2026 was $209.7 million, or $4.17 per share ($4.14 per share on a diluted basis), compared with $195.5 million, or $3.92 per share ($3.89 per share on a diluted basis) for the fiscal year ended February 1, 2025.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_XsBQK7DoSEuv9BgxODpcZA. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal year, it operated 440 stores in 42 states compared with 441 stores in 42 states at the end of fiscal 2024.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025 (1)

SALES, Net of returns and allowances	$399,140	$379,199	$1,297,835	$1,217,689

COST OF SALES (Including buying, distribution, and occupancy costs)	189,173	179,714	661,977	624,902

Gross profit	209,967	199,485	635,858	592,787

OPERATING EXPENSES:
Selling	89,839	86,722	308,476	293,176
General and administrative	19,485	16,538	65,938	58,247
	109,324	103,260	374,414	351,423

INCOME FROM OPERATIONS	100,643	96,225	261,444	241,364

OTHER INCOME, Net	4,749	4,903	14,675	16,413

INCOME BEFORE INCOME TAXES	105,392	101,128	276,119	257,777

INCOME TAX EXPENSE	24,547	23,930	66,375	62,309

NET INCOME	$80,845	$77,198	$209,744	$195,468

EARNINGS PER SHARE
Basic	$1.60	$1.54	$4.17	$3.92

Diluted	$1.59	$1.53	$4.14	$3.89

Basic weighted average shares	50,477	50,126	50,268	49,922
Diluted weighted average shares	50,922	50,551	50,701	50,310

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 31, 2026	February 1, 2025 (1)

CURRENT ASSETS:
Cash and cash equivalents	$249,461	$266,929
Short-term investments	24,698	23,801
Receivables	10,980	6,758
Inventory	139,504	120,789
Prepaid expenses and other assets	23,235	20,932
Total current assets	447,878	439,209

PROPERTY AND EQUIPMENT	523,002	510,088
Less accumulated depreciation and amortization	(360,556)	(364,336)
	162,446	145,752

OPERATING LEASE RIGHT-OF-USE ASSETS	339,687	289,793
LONG-TERM INVESTMENTS	32,393	28,116
OTHER ASSETS	8,875	10,303

Total assets	$991,279	$913,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$47,749	$45,982
Accrued employee compensation	54,960	46,717
Accrued store operating expenses	20,072	19,266
Gift certificates redeemable	17,237	17,007
Current portion of operating lease liabilities	85,877	78,942
Income taxes payable	10,810	6,018
Total current liabilities	236,705	213,932

DEFERRED COMPENSATION	31,994	28,116
NON-CURRENT OPERATING LEASE LIABILITIES	297,937	247,321
Total liabilities	566,636	489,369

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 51,156,626 and 50,773,556 shares issued and outstanding at January 31, 2026 and February 1, 2025, respectively	512	508
Additional paid-in capital	221,998	205,817
Retained earnings	202,133	217,479
Total stockholders’ equity	424,643	423,804

Total liabilities and stockholders’ equity	$991,279	$913,173

(1) Derived from audited financial statements